Exhibit 99.1

Red Robin Gourmet Burgers Announces that Bob Merullo
Will Become a Consultant to the Company

Greenwood Village, CO — (BUSINESS WIRE) —November 28, 2006 — Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), the casual dining company that serves up fun, feel-good experiences by offering its guests an imaginative selection of high-quality gourmet burgers and innovative menu items in a family-friendly environment, today announced that Bob Merullo, Chief Concept Officer and Senior Vice President, will become an independent consultant to the Company effective December 31, 2006.

Mr. Merullo has been affiliated with the Red Robin organization for more than twenty years.  In his new capacity, he will continue to advise the Company in the areas of food and beverage, purchasing, research and new product development, all for which he is currently responsible. Eric C. Houseman, Chief Operating Officer and President, will assume overall responsibilities for these departments. The marketing department, also led by Mr. Merullo, will report to Dennis Mullen, chairman and chief executive officer.

“We appreciate Bob’s service to Red Robin over the past twenty years and look forward to his continued contributions to the Company,” said Mr. Mullen.

The Consulting Agreement, effective through June 30, 2008, requires that Mr. Merullo will devote 75% of his ordinary business time to the Company through December 31, 2007, and will provide his services on an as-needed basis to the Company through the end of the agreement.  The Company will compensate Mr. Merullo on a monthly basis for his services through December 31, 2007, and on an hourly basis thereafter for hours worked.   In addition, options that were previously awarded to Mr. Merullo will continue to vest and are exercisable through the termination of the agreement.

Mr. Merullo will also maintain his ownership position in Mach Robin LLC, a franchisee of the Company.

About Red Robin Gourmet Burgers, Inc.

Red Robin Gourmet Burgers, Inc., (www.redrobin.com), founded in 1969, is a casual dining restaurant chain that serves up wholesome, fun, feel-good experiences in a family-friendly environment. Red Robin® restaurants are famous for serving more than 22 high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries(TM) as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages. There are more than 335 Red Robin restaurants located across the United States and Canada, which include both Company-owned locations and those operating under franchise or license agreements.

For further information contact:
Don Duffy/Raphael Gross
Integrated Corporate Relations
203-682-8200